Filed pursuant to Rule 433

Registration Statement No. 333-214490

June 4, 2018

Puget Sound Energy, Inc.

$600,000,000 4.223% Senior Notes due 2048

PRICING TERM SHEET

Issuer:	Puget Sound Energy, Inc.

Anticipated Ratings*:	A2 by Moody’s Investors Service Inc. A- by S&P Global Ratings A by Fitch Ratings, Inc.

Trade Date:	June 4, 2018

Settlement Date**:	June 14, 2018 (T+8)

Security Type:	Senior Notes (the “Notes”)

Principal Amount:	$600,000,000

Maturity Date:	June 15, 2048

Benchmark Treasury:	3.000% due February 15, 2048

Treasury Price:	98-06+

Treasury Yield:	3.093%

Spread to Benchmark:	T+113 basis points

Reoffer Yield:	4.223%

Issue Price:	100.000% of principal amount

Coupon:	4.223%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on December 15, 2018

Optional Redemption:

Make-whole call at any time prior to December 15, 2047 (the par call date) at 20 basis points spread over Treasury Rate (calculated to the par call date).

Callable on or after the par call date at par.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC Barclays Capital Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:	RBC Capital Markets, LLC TD Securities (USA) LLC

CUSIP/ISIN:	745332CH7 / US745332CH73

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** We expect to deliver the Notes against payment for the Notes on or about June 14, 2018, which will be the eighth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding five business days will be required, by virtue of the fact that the Notes initially will settle in T+8, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding five business days should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, or Mizuho Securities USA LLC toll-free at (866) 271-7403.